Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Dec. 15, 2011 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.11 per share quarterly dividend payable January 31, 2012 to shareholders of record as of December 30, 2011. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "We are pleased with our performance in this time of economic uncertainly. Our focus remains on long term relationships, distinctive personal service, responsiveness, and attention to detail."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500